Exhibit 99.1

Accelrys Acquires Aegis Analytical Corp. for $30 million in Cash

New enterprise manufacturing process intelligence software capabilities expand Accelrys’ footprint in downstream product development and commercialization operations

SAN DIEGO, Oct. 23, 2012 – Accelrys, Inc. (NASDAQ: ACCL), a leading provider of scientific innovation lifecycle management software, today announced that it has acquired Aegis Analytical Corp. (Aegis) for $30 million in cash, expanding Accelrys’ portfolio with enterprise manufacturing process intelligence capabilities that provide organizations with unmatched insights into their product lifecycle processes. The addition of Aegis’ industry-leading software to the recently announced Accelrys Process Management and Compliance Suite fills an unmet need in the marketplace as organizations struggle to optimize their lab-to-commercialization processes, manage quality control with external collaborators and reduce compliance risk.

Accelrys retained key members of the Aegis management team, along with Aegis employees, as part of the transaction.

“The industries we serve are undergoing significant changes, requiring them to move from a status quo approach to one that breaks down the barriers to operational excellence, innovation productivity and global competitiveness,” said Accelrys President and Chief Executive Officer Max Carnecchia. “This acquisition expands our footprint in downstream operations with valuable new solutions for electronic process intelligence, and reinforces our position as a leader in scientific innovation lifecycle management software.”

Science-driven industries, especially those that operate in regulated environments, find it difficult to accelerate product development and manage complex manufacturing in real-time because they rely on an outmoded combination of paper notebooks, proprietary tools and disconnected point solutions. As a result, they also struggle to meet Quality by Design (QbD) and International Conference on Harmonization (ICH) objectives, to improve seamless technology transfer from research to manufacturing, and to deliver robust and high-quality regulatory filings. Solving these problems requires a holistic approach that enables businesses to predict, prevent and solve problems throughout the product development, quality and manufacturing process.

Aegis’ Discoverant software aggregates, contextualizes and analyzes manufacturing, quality and product development data, enabling quality and manufacturing organizations to gain predictive control of their processes. By adding these capabilities to Accelrys’ Process Management and Compliance Suite, which includes the electronic laboratory notebook, lab execution system, electronic batch records and enterprise scientific informatics platform, Accelrys offers a unified solution that helps organizations in validated environments achieve better outcomes and breakthrough results. Importantly, with the increased visibility of process data and improved process understanding throughout the product development lifecycles, the suite also addresses two growing trends in the industry – externalization and increased investments in biologics development.

“Externalization is changing the way pharmaceuticals, biotechnology, chemical and other regulated industries do business. These companies now have external partners and collaborators across the value chain, from research to manufacturing, that span the globe,” said Ken Rapp, Accelrys’ managing director of analytical, development, quality and manufacturing solutions. “Without visibility into their far-reaching global operations, companies risk compromising the quality of their products and noncompliance with regulatory requirements, slowing operations and significantly increasing the cost of bringing products to market.”

Aegis, based in Lafayette, Colo., has more than 15 years of experience in process development and manufacturing and was recognized in Gartner’s “Cool Vendors in Manufacturing Operations, 2012.”

“This acquisition brings significant value to Aegis’ customers, offering them a comprehensive software portfolio for managing the scientific innovation lifecycle and providing them access to the global resources of an industry leader,” said Aegis President and Chief Executive Officer Robert Di Scipio. “The Aegis team looks forward to joining Accelrys and to working together to continue producing innovative solutions for science-driven organizations.”

About Accelrys, Inc.

Accelrys (NASDAQ:ACCL), a leading provider of scientific innovation lifecycle management software, supports industries and organizations that rely on scientific innovation to differentiate themselves. The industry-leading Accelrys Enterprise Platform provides a broad, flexible scientific solution optimized to integrate the diversity of science, experimental processes and information requirements across the research, development, process scale-up and early manufacturing phases of product development. By incorporating capabilities in applications for modeling and simulation, enterprise lab management, workflow and automation, and data management and informatics, Accelrys enables scientific innovators to access, organize, analyze and share data in unprecedented ways, ultimately enhancing innovation, improving productivity and compliance, reducing costs and speeding time from lab to market.

Accelrys solutions are used by more than 1,300 companies in the pharmaceutical, biotechnology, energy, chemicals, aerospace, consumer packaged goods and industrial products industries. Headquartered in San Diego, Calif., Accelrys employs more than 200 full-time PhD scientists. For more information about Accelrys, visit www.accelrys.com.

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Accelrys, Inc.

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